TRIMAS REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS
Achieves Strong Sales, Earnings and Cash Flow in 2021
Company Provides 2022 Outlook
BLOOMFIELD HILLS, Michigan, March 1, 2022 - TriMas (NASDAQ: TRS) today announced financial results for the fourth quarter and full year ended December 31, 2021.
TriMas Highlights
•Increased fourth quarter and full year 2021 sales by 11.1% and 11.3%, respectively, with record annual sales in TriMas' Packaging group
•Reported record annual cash flows from operating activities of $134.2 million
•Leveraged increased TriMas' Specialty Products sales to improve full year 2021 operating profit to $22.6 million, compared with 2020 operating profit of $4.4 million and 2020 adjusted operating profit of $14.1 million
•Reported full year 2021 diluted EPS of $1.32, while adjusted diluted EPS(1) increased by 16.7% to $2.24 per diluted share, in line with outlook provided in October
•Added quarterly dividend program to the Company's balanced, long-term capital allocation strategy
•Successfully completed two acquisitions, Omega Plastics and TFI Aerospace
•Ended 2021 with a strong balance sheet and a net leverage ratio of 1.6x under our credit agreement, even after acquisitions, dividend payments and share repurchases
•Earlier today, announced the acquisition of Intertech, a Colorado-based provider of injection molded and assembled products into the medical and industrial end markets
Fourth Quarter 2021
TriMas reported fourth quarter net sales of $209.0 million, an increase of 11.1% compared to $188.2 million in fourth quarter 2020, as a result of organic growth, including the impacts of customers’ stocking orders in TriMas’ Aerospace group and increased demand in TriMas' Specialty Products group, and acquisition-related sales. The Company reported operating profit of $17.6 million in fourth quarter 2021 compared to $18.4 million in fourth quarter 2020. Adjusting for Special Items(2) primarily related to realignment and acquisition-related diligence and transaction costs, fourth quarter 2021 adjusted operating profit was $24.5 million, an increase of 16.4% compared to $21.1 million in the prior year period, primarily as a result of higher overall sales and improved profit margin within the Aerospace and Specialty Products segments, partially offset by increased input costs, primarily in the Packaging segment, in fourth quarter 2021.
The Company reported fourth quarter 2021 net income of $12.8 million, or $0.30 per diluted share, compared to $23.7 million, or $0.54 per diluted share, in fourth quarter 2020, primarily as a result of a fourth quarter 2020 change in recognized tax benefits that did not repeat in fourth quarter 2021. Adjusting for Special Items(2), fourth quarter 2021 adjusted net income(1) was $20.1 million, a 21.9% increase compared to $16.5 million in the prior year period, and adjusted diluted earnings per share(1) was $0.56, an increase of 19.1% compared to $0.47, in the prior year period.
Full Year 2021
For the full year 2021, TriMas reported net sales of $857.1 million, an increase of 11.3% compared to $770.0 million in 2020, driven by organic sales growth, including approximately $29.4 million of customers’ stocking orders in TriMas’ Aerospace group, acquisition-related sales and favorable currency exchange. The Company reported operating profit of $95.1 million in 2021, compared to an operating loss of $(88.3) million in 2020. This increase was primarily the result of the Company's third quarter 2020 pre-tax, noncash goodwill and indefinite-lived intangible asset impairment charges related to the effects of the pandemic in its Aerospace segment. Adjusting for Special Items(2), 2021 adjusted operating profit was $112.8 million, an increase of 12.6% compared to $100.2 million in the prior year period.
The Company reported full year 2021 net income of $57.3 million, or $1.32 per diluted share, compared to a net loss of $(79.8) million, or $(1.83) per diluted share, in 2020. Full year 2021 adjusted net income(1) was $80.6 million, a 17.0% increase compared to $68.9 million in 2020, and adjusted diluted earnings per share(1) was $2.24, an increase of 16.7% compared to $1.92 in 2020.

"Overall, we delivered a strong finish to the year in line with our previously provided outlook," said Thomas Amato, TriMas President and Chief Executive Officer. "I am proud of the TriMas team and our successful navigation of imponderable challenges arising from the pandemic. This performance would not have been possible without the global TriMas team's perseverance, agility and commitment.
"During the fourth quarter, we achieved sales growth of 11.1% and adjusted diluted EPS(1) of $0.56, an increase of 19.1% as compared to the prior year. In addition, we initiated a dividend program in the fourth quarter, rounding-out our capital allocation strategy by continuing to invest in organic growth initiatives and strategic acquisitions, while also returning capital to shareholders through share repurchases and now dividends. Throughout 2021, we also continued to make substantial progress on our ESG journey, and we are committed to continuously enhancing our sustainability strategy focused on the four key areas of corporate governance and ethics, our people, the environment and our products. I believe TriMas is better positioned today than ever to create long-term value for our customers, employees and shareholders, while at the same time benefiting our global community, particularly in the areas our employees live and work.
"Looking to 2022, we believe our momentum in executing our long-term strategy will continue. We are confident that our position in diverse end markets, multiple levers for growth, commitment to innovation and dedicated global workforce will provide benefits to our shareholders. As a result of our proactive actions during the past year, we believe we are a stronger and leaner organization, and are poised to capitalize on new products and bolt-on acquisition opportunities," Amato concluded
Financial Position
The Company reported net cash provided by operating activities of $56.5 million for fourth quarter 2021, compared to $48.3 million generated in fourth quarter 2020. On a full year basis, TriMas reported net cash provided by operating activities of $134.2 million, an increase compared to $127.4 million for 2020. As a result, the Company reported Free Cash Flow(3) of $43.9 million for fourth quarter 2021 compared to $26.8 million in fourth quarter 2020. For 2021, TriMas reported Free Cash Flow of $99.6 million compared to $95.4 million in 2020, exceeding its 2021 Free Cash Flow outlook of greater than 110% of net income. Please see Appendix I for further details.
During 2021, the Company used $34.3 million for acquisitions and repurchased 596,084 shares of its outstanding common stock for $19.1 million. As of December 31, 2021, $142.6 million remained available under the Company's repurchase authorization. During fourth quarter 2021, TriMas announced it added a dividend program to its long-term capital allocation strategy to return part of its cash flow to its shareholders. TriMas' Board of Directors approved the payment of its first cash dividend of $0.04 per share of TriMas Corporation stock, which was paid in November 2021 totaling $1.7 million. During 2021, between share buybacks and the first quarterly dividend paid in November, the Company provided a net return of capital to its shareholders of nearly 1%. The Company has also declared a second quarterly cash dividend of $0.04 per share, which is payable on March 11, 2022.
TriMas ended 2021 with $129.8 million of unrestricted cash on hand and a leverage ratio of 1.6x as defined in the Company's credit agreement. TriMas reported total debt of $393.8 million as of December 31, 2021, an increase compared to $346.3 million as of December 31, 2020 due to the upsizing of the 4.125% notes due 2029 during the Company's March 2021 refinance. The Company ended the year with Net Debt(4) of $253.1 million, compared to $272.3 million as of December 31, 2020.
Fourth Quarter Results
Packaging (Approximately 62% of TriMas 2021 net sales)
TriMas' Packaging segment, which consists primarily of the Rieke®, Taplast™, Affaba & Ferrari™, Rapak®, and Omega brands, develops and manufactures specialty dispensing, closure and flexible container products for applications in the beauty & personal care, food & beverage, medical, pharmaceutical & nutraceutical, industrial, and home care end markets. Net sales for the fourth quarter decreased 0.7% compared to the year ago period, as increases in acquisition-related sales and higher demand for products sold into food & beverage and industrial & agricultural applications were offset by the expected abatement in demand from the record sales rate for products used in applications that help fight the spread of germs in the second half of 2020 related to the global pandemic, and the impact of unfavorable currency exchange. Fourth quarter operating profit and the related margin percentage decreased as a result of lower sales and higher input and freight costs. The Company remains committed to building out TriMas' packaging platform through commercializing new innovative products and expanding the product set through acquisitions. During fourth quarter 2021, the Company closed on the acquisition of Omega, a manufacturer of prototype production molds and custom components for medical applications, as well as various components for industrial applications.

Aerospace (Approximately 22% of TriMas 2021 net sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™, RSA Engineered Products™ (RSA), Martinic Engineering™ and TFI Aerospace brands, develops, qualifies and manufactures highly-engineered, precision fasteners, and machined and fabricated components to serve the aerospace, including commercial, business jet, and military and defense, end markets. Net sales for the fourth quarter increased 28.5% compared to the year ago period, primarily due to customers' stocking orders spanning 2021. Excluding the special stocking orders in each quarter of 2021, demand in this segment continued to be negatively affected by the reductions in commercial and business jet production as a result of the global pandemic. Fourth quarter operating profit and the related margin percentage increased primarily as a result of the impact of customer stocking orders, which more than offset labor inefficiencies and lower fixed cost absorption as a result of the pandemic. The Company continues to focus on balancing cost structures, while also positioning the business for further recovery in the end markets impacted by the pandemic. During fourth quarter 2021, the Company added to its aerospace fastener line by acquiring TFI Aerospace, a manufacturer and supplier of specialty fasteners used in a variety of aerospace applications.
Specialty Products (Approximately 16% of TriMas 2021 net sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™ and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders, as well as wellhead products, for use within the welding and HVAC, military, industrial, and oil and gas end markets. Norris Cylinder, which has been designated a "Made in the USA" manufacturer and is the only steel cylinder manufacturer in North America, represents the majority of sales in this segment. Fourth quarter net sales increased 41.2% compared to the year ago period, primarily due to higher demand for steel cylinders used in construction and HVAC applications, as end markets have improved from the COVID-19 pandemic downturn in 2020. Sales of wellhead products also increased primarily as a result of higher levels of oil-field activity in North America. Fourth quarter operating profit and the related margin level increased as a result of higher sales and the positive impact of factory floor improvement actions. The Company continues to focus on continuous improvement initiatives, and is now realizing the operational benefits as demand increases.
Outlook
"In 2022, our objective remains to execute against our long-term strategy, driving organic growth through product and process innovation, as well as through acquisitions, all while maintaining a strong balance sheet. We remain excited about our prospects for the future and believe our strategy to leverage the performance of our businesses under our TriMas Business Model and deploy our strong cash flow to augment TriMas' core growth with bolt-on acquisitions, will continue to drive long-term value for our shareholders," commented Amato.

The Company expects TriMas' 2022 consolidated sales to increase 8% to 11% compared to 2021. The Company expects full year 2022 adjusted diluted earnings per share(1) to be between $2.25 to $2.35 per share. In addition, the Company is targeting 2022 Free Cash Flow(3) to be greater than 100% of net income.
"We expect full year sales and earnings per share growth in 2022, more than offsetting the impact of the aerospace special customers' stocking orders in 2021 and a higher tax rate in 2022." Amato concluded.
The above outlook includes the impact of all announced acquisitions, but excludes any direct or indirect impacts that may result from the geopolitical risks related to the recent events in Eastern Europe. All of the above amounts considered as 2022 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(2)
Conference Call Information
TriMas will host its fourth quarter and full year 2021 earnings conference call today, Tuesday, March 1, 2022, at 10:00 a.m. ET. The call-in number is (888) 204-4368. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2021 earnings conference call (Confirmation Code 9503603). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 9503603) beginning March 1, 2022 at 3:00 p.m. ET through March 8, 2022 at 3:00 p.m. ET.

Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; inflationary pressures on our supply chain, including raw material and energy costs, and customers; interest rate volatility; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of our subcontractors and suppliers; supply constraints, including the availability and cost of raw materials; market demand; intellectual property factors; litigation; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(2) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimascorp.com under the “Investors” section.
(1) The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(2), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(2)     Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(3)     The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

(4)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,500 dedicated employees in 12 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$140,740	$73,950
Receivables, net	125,630	113,410
Inventories	152,450	149,380
Prepaid expenses and other current assets	12,950	15,090
Total current assets	431,770	351,830
Property and equipment, net	265,630	253,060
Operating lease right-of-use assets	50,650	37,820
Goodwill	315,490	303,970
Other intangibles, net	196,730	206,200
Deferred income taxes	9,740	19,580
Other assets	33,630	21,420
Total assets	$1,303,640	$1,193,880
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$87,800	$69,910
Accrued liabilities	58,980	60,540
Operating lease liabilities, current portion	8,120	6,740
Total current liabilities	154,900	137,190
Long-term debt, net	393,820	346,290
Operating lease liabilities	43,780	31,610
Deferred income taxes	21,260	24,850
Other long-term liabilities	59,030	69,690
Total liabilities	672,790	609,630
Total shareholders' equity	630,850	584,250
Total liabilities and shareholders' equity	$1,303,640	$1,193,880

TriMas Corporation
Consolidated Statement of Operations
(Dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
	(unaudited)
Net sales	$208,970	$188,170	$857,110	$769,970
Cost of sales	(159,580)	(141,620)	(639,920)	(587,890)
Gross profit	49,390	46,550	217,190	182,080
Selling, general and administrative expenses	(31,800)	(27,990)	(121,970)	(134,480)
Net loss on dispositions of assets	—	(210)	(130)	(1,290)
Impairment of goodwill and indefinite-lived intangible assets	—	—	—	(134,600)
Operating profit (loss)	17,590	18,350	95,090	(88,290)
Other expense, net:
Interest expense	(3,400)	(3,400)	(14,510)	(14,660)
Debt financing and related expenses	—	—	(10,520)	—
Other income (expense), net	(150)	390	(950)	240
Other expense, net	(3,550)	(3,010)	(25,980)	(14,420)
Income (loss) before income tax expense	14,040	15,340	69,110	(102,710)
Income tax benefit (expense)	(1,220)	8,350	(11,800)	22,950
Net income (loss)	$12,820	$23,690	$57,310	$(79,760)
Basic earnings (loss) per share:
Net income (loss) per share	$0.30	$0.55	$1.33	$(1.83)
Weighted average common shares - basic	42,842,566	43,202,937	43,006,922	43,581,232
Diluted earnings (loss) per share:
Net income (loss) per share	$0.30	$0.54	$1.32	$(1.83)
Weighted average common shares - diluted	43,086,974	43,493,781	43,281,076	43,581,232

TriMas Corporation
Consolidated Statement of Cash Flows
(Dollars in thousands)

	Twelve months ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$57,310	$(79,760)
Adjustments to reconcile income (loss) to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill and indefinite-lived intangible assets	—	134,600
Loss on dispositions of assets	130	1,290
Depreciation	31,890	29,020
Amortization of intangible assets	21,560	20,750
Amortization of debt issue costs	960	1,150
Deferred income taxes	1,680	(33,710)
Non-cash compensation expense	9,500	8,170
Change in legacy liability estimate	1,450	23,400
Debt financing and related expenses	10,520	—
(Increase) decrease in receivables	(11,180)	9,580
(Increase) decrease in inventories	(960)	3,980
Decrease in prepaid expenses and other assets	5,030	4,400
Increase in accounts payable and accrued liabilities	2,120	4,490
Other operating activities	4,210	50
Net cash provided by operating activities	134,220	127,410
Cash Flows from Investing Activities:
Capital expenditures	(45,060)	(40,480)
Acquisition of businesses, net of cash acquired	(34,340)	(193,540)
Net proceeds from dispositions of businesses, property and equipment	220	1,950
Net cash used for investing activities	(79,180)	(232,070)
Cash Flows from Financing Activities:
Retirement of senior notes	(300,000)	—
Proceeds from issuance of senior notes	400,000	—
Proceeds from borrowings on revolving credit facilities	—	367,280
Repayments of borrowings on revolving credit facilities	(48,620)	(319,120)
Debt financing fees and senior notes redemption premium	(13,570)	—
Payments to purchase common stock	(19,090)	(39,420)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(5,230)	(2,600)
Dividends paid	(1,740)	—
Net cash provided by financing activities	11,750	6,140
Cash and Cash Equivalents:
Increase (decrease) for the year	66,790	(98,520)
At beginning of year	73,950	172,470
At end of year	$140,740	$73,950
Supplemental disclosure of cash flow information:
Cash paid for interest	$13,280	$13,210
Cash paid for income taxes	$10,520	$9,060

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Packaging
Net sales	$123,530	$124,340	$533,260	$488,340
Operating profit	$20,000	$23,650	$96,490	$93,990
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	830	750
Business restructuring and severance costs	2,140	500	4,040	3,230
Adjusted operating profit	$22,140	$24,150	$101,360	$97,970

Aerospace
Net sales	$47,660	$37,080	$183,340	$167,740
Operating profit (loss)	$2,670	$(810)	$13,270	$(133,440)
Special Items to consider in evaluating operating profit:
Impairment of goodwill and indefinite-lived intangible assets	—	—	—	134,600
Pre-acquisition contingent liability	—	—	—	2,000
Business restructuring and severance costs	840	1,300	2,490	9,410
Purchase accounting costs	—	—	—	2,030
Adjusted operating profit	$3,510	$490	$15,760	$14,600

Specialty Products
Net sales	$37,780	$26,750	$140,510	$113,890
Operating profit	$5,360	$3,480	$22,550	$4,350
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	—	—	9,700
Adjusted operating profit	$5,360	$3,480	$22,550	$14,050

Corporate Expenses
Operating loss	$(10,440)	$(7,970)	$(37,220)	$(53,190)
Special Items to consider in evaluating operating loss:
Change in legacy liability estimate for asbestos-related costs	1,450	—	1,450	23,400
M&A diligence and transaction costs	2,070	920	2,900	2,700
Business restructuring and severance costs	430	—	5,950	640
Adjusted operating loss	$(6,490)	$(7,050)	$(26,920)	$(26,450)

Total Company
Net sales	$208,970	$188,170	$857,110	$769,970
Operating profit (loss)	$17,590	$18,350	$95,090	$(88,290)
Total Special Items to consider in evaluating operating profit	6,930	2,720	17,660	188,460
Adjusted operating profit	$24,520	$21,070	$112,750	$100,170

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Net income (loss), as reported	$12,820	$23,690	$57,310	$(79,760)
Special Items to consider in evaluating quality of net income (loss):
Impairment of goodwill and indefinite-lived intangible assets	—	—	—	134,600
Change in legacy liability estimate for asbestos-related costs	1,450	—	1,450	23,400
Business restructuring and severance costs	3,410	1,800	13,090	22,980
M&A diligence and transaction costs	2,070	920	2,900	3,000
Purchase accounting costs	—	—	830	2,780
Pre-acquisition contingent liability	—	—	—	2,000
Debt financing and related expenses	—	—	10,520	—
Change in recognized tax benefits	—	(9,040)	—	(9,040)
Income tax effect of Special Items (1)	350	(880)	(5,480)	(31,070)
Adjusted net income	$20,100	$16,490	$80,620	$68,890

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Diluted earnings (loss) per share, as reported	$0.30	$0.54	$1.32	$(1.83)
Dilutive impact (2)	—	—	—	0.01
Special Items to consider in evaluating quality of EPS:
Impairment of goodwill and indefinite-lived intangible assets	—	—	—	3.07
Change in legacy liability estimate for asbestos-related costs	0.03	—	0.03	0.53
Business restructuring and severance costs	0.08	0.04	0.30	0.52
M&A diligence and transaction costs	0.05	0.02	0.07	0.07
Purchase accounting costs	—	—	0.02	0.06
Pre-acquisition contingent liability	—	—	—	0.05
Debt financing and related expenses	—	—	0.24	—
Change in recognized tax benefits	—	(0.20)	—	(0.20)
Income tax effect of Special Items (1)	0.01	(0.02)	(0.12)	(0.71)
Pre-tax amortization of acquisition-related intangible assets	0.12	0.12	0.50	0.47
Income tax benefit on amortization of acquisition-related intangible assets (1)	(0.03)	(0.03)	(0.12)	(0.12)
Adjusted diluted EPS	$0.56	$0.47	$2.24	$1.92
Weighted-average shares outstanding (2)	43,086,974	43,493,781	43,281,076	43,821,123
(1) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item or amortization occurred. For the three and twelve month periods ended December 31, 2021 and 2020, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.
(2) 239,891 shares for the twelve months ended December 31, 2020, would have been dilutive to the computation of earnings per share in an income position.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended December 31,
	2021			2020
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$56,480	$2,630	$59,110	$48,300	$1,350	$49,650
Less: Capital expenditures	(15,210)	—	(15,210)	(22,810)	—	(22,810)
Free Cash Flow	41,270	2,630	43,900	25,490	1,350	26,840
Net income	12,820	7,280	20,100	23,690	(7,200)	16,490
Free Cash Flow as a percentage of net income	322%		218%	108%		163%

	Twelve months ended December 31,
	2021			2020
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$134,220	$10,400	$144,620	127,410	$8,450	$135,860
Less: Capital expenditures	(45,060)	—	(45,060)	(40,480)	—	(40,480)
Free Cash Flow	89,160	10,400	99,560	86,930	8,450	95,380
Net income (loss)	57,310	23,310	80,620	(79,760)	148,650	68,890
Free Cash Flow as a percentage of net income	156%		123%	NM		138%

	December 31, 2021	December 31, 2020
Long-term debt, net	$393,820	$346,290
Less: Cash and cash equivalents	140,740	73,950
Net Debt	$253,080	$272,340

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2022
	Low	High
Diluted earnings per share (GAAP)	$1.89	$1.99
Pre-tax amortization of acquisition-related intangible assets (1)	0.47	0.47
Income tax benefit on amortization of acquisition-related intangible assets	(0.11)	(0.11)
Impact of Special Items (2)	—	—
Adjusted diluted earnings per share	$2.25	$2.35
(1) These amounts relate to acquisitions completed prior to March 1, 2022. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.